Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2014 SECOND QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – February 4, 2014 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal second quarter ended December 31, 2013. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“In early January, we achieved a significant corporate and commercial milestone, receiving market clearance from the U.S. Food and Drug Administration (FDA) to begin commercial sales of our MicroCutter XCHANGE™ 30 device with the blue cartridge,” said Bernard A. Hausen, M.D., Ph.D., president and CEO of Cardica. “This clearance based on the safety outcomes from our pivotal European trial will allow us to initiate a selective commercial launch targeting key opinion leading accounts in the U.S. Depending on the approval cycle from appropriations committees in the respective target hospitals, we expect to begin shipping initial product this quarter.”

Recent Highlights and Accomplishments:

●

Obtained 510(k) clearance of the MicroCutter XCHANGE 30 device and blue staple cartridge from the U.S. FDA for use in multiple open or minimally-invasive surgical procedures for the transection, resection and/or creation of anastomoses in small and large intestine, as well as the transection of the appendix;

●	Submitted regulatory documents to the FDA requesting market clearance of the MicroCutter XCHANGE 30 white cartridge for the same indications as already cleared for the blue cartridge;
●	Shipped initial commercial batches of the MicroCutter XCHANGE 30 white cartridges to European distributors;
●	Appointed industry veteran Liam Burns as vice president, sales and marketing, who brings more than 20 years of medical device sales and marketing expertise to Cardica;
●	Shipped 46 MicroCutter XCHANGE 30 devices and 252 XCHANGE 30 cartridges in the fiscal second quarter;
●	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 34,900 units, with 1,163 units shipped in the fiscal 2014 second quarter; and
●	Increased cumulative worldwide shipments of C-Port® Distal Anastomosis Systems to over 14,000 units, with 150 units shipped in the fiscal 2014 second quarter.

Fiscal 2014 Second Quarter and Six Months Ended December 31, 2013 Financial Results

Total product sales were approximately $0.8 million for both the fiscal 2014 and fiscal 2013 second quarters. Total net revenue was approximately $0.9 million for both the fiscal 2014 and fiscal 2013 second quarters.

Cost of product sales was approximately $1.1 million for the fiscal 2014 second quarter compared to approximately $1.0 million for the fiscal 2013 second quarter. Research and development expenses were approximately $1.7 million for the fiscal 2014 second quarter compared to $2.3 million in the same period of fiscal 2013. Selling, general and administrative expenses were $2.2 million for the fiscal 2014 second quarter compared to $1.7 million for the same period in fiscal 2013.

The net loss for the fiscal 2014 second quarter was approximately $4.2 million, or $0.08 per share, compared with a net loss of approximately $4.2 million, or $0.11 per share, in the fiscal 2013 second quarter.

Total net revenue was approximately $1.7 million for the six months ended December 31, 2013, compared to $1.8 million for the six months ended December 31, 2012. Total operating costs and expenses for the six months ended December 31, 2013, were approximately $9.4 million compared to $9.9 million for the six months ended December 31, 2012. Net loss for the six months ended December 31, 2013, was approximately $7.9 million, or $0.15 per share, compared to $8.3 million, or $0.23 per share for the same period of fiscal 2013.

Cash and short term investments as of December 31, 2013, were approximately $6.5 million compared with $9.4 million at September 30, 2013. As of December 31, 2013, there were approximately 51.5 million shares of common stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-318-8616 from the United States and Canada or 617-399-5135 internationally. The conference ID is 83130398. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through February 11, 2014, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 39350335.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE™ 30, a cartridge-based surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and is marketed for a wide range of surgical procedures in Europe. Cardica is developing the Cardica® MicroCutter XCHANGE™ 45, a cartridge-based microcutter device with an eight-millimeter shaft to be used in a variety of procedures, including bariatric, colorectal, thoracic and general surgery. The Cardica MicroCutter XCHANGE 45 product requires 510(k) review and CE Mark and is not yet commercially available in the U.S. or internationally. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 49,000 units throughout the world.

Forward-Looking Statements

The statement in this press release regarding Cardica’s intent to initiate a selective commercial launch of the XCHANGE 30 in the United States in the current quarter is a "forward-looking statement." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by this forward-looking statement, including: that Cardica may not be successful in its efforts to commercialize the XCHANGE 30 due to unanticipated technical or other difficulties; that prospective customers in the United States may not perceive the benefits of the XCHANGE 30 to be sufficient to warrant its purchase; that prospective customers in the United States may be constrained by pricing pressures or purchasing requirements in the hospitals and facilities in which they work, which could prevent them from purchasing the XCHANGE 30; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, under the caption “Risk Factors.” Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended December 31,		Six months ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenue
Product sales, net	$835	$773	$1,581	$1,555
License and development revenue	-	84	41	168
Royalty revenue	16	17	34	36
Total	851	874	1,656	1,759

Operating costs and expenses
Cost of product sales	1,054	968	2,055	1,600
Research and development	1,689	2,274	3,346	4,826
Selling, general and administrative	2,186	1,712	3,954	3,447
Total operating costs and expenses	4,929	4,954	9,355	9,873

Loss from operations	(4,078)	(4,080)	(7,699)	(8,114)
Interest and other income, net	31	2	35	7
Interest expense	(125)	(114)	(247)	(225)
Net loss	$(4,172)	$(4,192)	$(7,911)	$(8,332)

Basic and diluted net loss per share	$(0.08)	$(0.11)	$(0.15)	$(0.23)

Shares used in computing basic and diluted net loss per share	51,314	36,951	51,201	36,837

Balance Sheets

(amounts in thousands)

	December 31, 2013	June 30, 2013
	(unaudited)
Assets
Cash and cash equivalents	$6,513	$12,395
Accounts receivable	337	391
Inventories	1,387	1,457
Other assets	2,828	3,518
Total assets	$11,065	$17,761

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,183	$1,945
Deferred revenue	2,013	2,054
Long term debt	2,935	2,788
Total stockholders' equity	3,934	10,974
Total liabilities and stockholders' equity	$11,065	$17,761